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                                   Core Series

                             Addendum to Management
                          Agreement between Lord Abbett
                     Investment Trust and Lord, Abbett & Co.
                    DATED OCTOBER 20, 1993 (THE "AGREEMENT")


         Lord, Abbett & Co. and Lord Abbett Investment Trust (the "Trust") on behalf of CORE SERIES ("Series") do hereby agree that the annual management fee rate for the Series with respect to paragraph 2 of the Agreement shall be .50% of 1% of the average daily net assets of the Series.

         For purposes of Section 15 (a) of the Act, this Addendum and the Agreement shall together constitute the investment advisory contract of the Series.


                                      LORD, ABBETT & CO.

                              BY:     /s/ Paul A. Hilstad
                                      -------------------
                                       Partner


                          LORD ABBETT INVESTMENT TRUST
                           (on behalf of Core Series)


                              BY:    /s/ Thomas F. Konop
                                     -------------------
                                      Vice President


Dated:     March 16, 1998